                                                                    EXHIBIT 99.1

                            [FLAGSTAR BANCORP LOGO]


                                    NEWS RELEASE
                                    FOR MORE INFORMATION CONTACT:
                                    Michael W. Carrie
                                    Executive Director / CFO
                                    (248) 312-2000

                                    FOR IMMEDIATE RELEASE


FLAGSTAR REPORTS FIRST QUARTER RESULTS

Troy, Mich. (April 20, 2004) - Flagstar Bancorp, Inc. (NYSE:FBC), today released first quarter net earnings of $37.0 million, or $0.57 per share -- diluted. These earnings are up $0.02 per share over the Company's earnings guidance and analyst expectations.



On a sequential quarter basis, the earnings are up $0.3 million compared to the $36.7 million, or $0.57 per share -- diluted, reported in the fourth quarter of 2003.


On a year over year basis, the earnings are down $4.3 million from $41.3 million, or $0.66 per share -- diluted, reported in the comparable 2003 period.


HIGHLIGHTS FROM THE QUARTERLY REPORT INCLUDE:

-   An annualized return on average equity of 22.20%;

-   An annualized return on average assets of 1.31%;

- A first quarter annualized balance sheet growth of 61.0%, including an annualized increase of 27.8% in the deposit portfolio and an annualized growth of 74.1% in the investment loan categories;

-   A sequential quarter increase of 26 basis points in the net interest margin;

-   Mortgages serviced for others of $29.9 billion;

-   A first quarter operating efficiency ratio of 48.3%.

AND PREVIOUSLY RELEASED:

-   The opening of the Company's 100th banking center;

-   First quarter mortgage production of $9.5 billion;

-   The increase of our quarterly dividend to $0.25 per share.




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BANKING; DEPOSITS CONTINUE TO INCREASE

The Company's profits from its banking operation totaled approximately $18.5 million during the quarter. These results were down 5.1% from the fourth quarter of 2003 but up 68.1% from the comparative period last year. The decrease in earnings versus the fourth quarter 2003 report is attributed to management's decision to increase the general allowance for loan losses. During the current quarter, the Company increased its retail banking earning asset base approximately 12.8% and increased its allowance for loan losses 13.3%. During the quarter, the retail banking group provided 49.6% of pretax operating earnings compared to 25.7% for all of 2003 and 53.8% of earnings reported in the fourth quarter of 2003. The Company opened two banking center during the quarter.

Flagstar's deposits were $6.1 billion at March 31, 2004 compared with $5.7 billion at December 31, 2003 and $5.2 billion at March 31, 2003. At March 31, 2004, consumer transaction account balances, including checking, savings, and money market accounts, represented $2.1 billion, compared with $2.0 billion at December 31, 2003. During the past quarter, the Company reduced its cost of funds on deposits by 34 basis points.

As a part of its asset-liability management, the Company's $1.6 billion growth in the balance sheet included a $0.4 billion increase in deposits. This increase included a $0.1 billion increase in consumer deposits, $0.2 billion increase in municipal deposits and a $0.1 billion increase in national deposits.

The Company's consumer certificate of deposit portfolio carries a weighted rate of 3.52% and a weighted term of 21.4 months at March 31, 2004.

The municipal division totals $1.1 billion in funds from local governmental entities within the Company's immediate market area. These deposits carry a weighted rate of 1.42% and a weighted term of 3.3 months at March 31, 2004.

The national deposits are comprised of strategically placed duration specific offerings solicited to a nation wide audience. These deposits carry a weighted rate of 2.93% and a weighted term of 24.5 months at March 31, 2004.

NET INTEREST INCOME VOLUME GROWS WITH BALANCE SHEET INCREASE

Net interest income was reported at $53.6 million compared to $53.6 million in the comparable period last year and $44.4 million in the December 2003 quarter. The net interest margin for the quarter was 2.06%, compared with 2.69% for the same period last year. The large decrease in the interest margin was primarily caused by the 118 basis point decrease in the yield on the earning asset portfolio that was not offset by the 55 basis point decrease in liability costs.

On a sequential quarter basis, the Company's net interest income increased because of the $0.6 billion increase in the level of average earning assets and the significant increase in the net interest margin. The net interest margin increased 26 basis points to 2.06% from the 1.80% recorded in the fourth quarter of 2003.

ASSET QUALITY

     NON-PERFORMING LOANS

Non-performing loans at March 31, 2004 were $61.8 million, up $3.5 million or 6.0% from year-end and down $5.5 million from March 31, 2003. Total delinquencies in the Company's investment loan portfolio equaled 1.30% at March 31, 2004, compared with 1.54% at December 31, 2003 and 2.72% at March 31, 2003.

Consistent with the Company's business model, 95.3% of non-performing loans were backed by single family homes.

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       PROVISION FOR LOSSES

The provision for losses was increased to $9.3 million for the three months ended March 31, 2004 from $7.9 million during the first quarter of 2003. The provision for losses in the current quarter did include an increase in the allowance for losses of $4.8 million. The provision made during three months ended March 31, 2003 included an increase in the allowance for losses of $2.4 million. Net charge-offs were an annualized 0.26% and 0.58% of average investment loans during the three months ended March 31, 2004 and March 31, 2003, respectively. Net charge-offs were 0.35% of average investment loans during 2003.

         ALLOWANCE FOR LOSSES
The allowance for losses totaled $40.8 million at March 31, 2004. The allowance stood at $36.0 million at December 31, 2003. Management believes the 13.3% increase in the allowance was appropriate based upon the following factors:

         1. A 18.5% increase in the investment loan portfolio during the three months ended March 31, 2004;

         2. The Company's portfolio of non-single family mortgage loans has risen $243.8 million, or 21.0% during the three months ended March 31, 2004.

The allowance for losses as a percentage of non-performing loans was 66.1%, 61.7%, and 59.7% at March 31, 2004, December 31, 2003, and March 31, 2003,
respectively. The allowance for losses as a percentage of investment loans was 0.50%, 0.53%, and 0.94% at March 31, 2004, December 31, 2003, and March 31,
2003, respectively.


MORTGAGE BANKING OPERATION TURNS IN ANOTHER SOLID QUARTER

         LOAN SALE GAINS

Gains recorded on the sales of mortgage loans were $32.1 million during the quarter ended March 31, 2004 from $89.2 million in the comparable 2003 period. This decrease was attributable to the $5.7 billion decrease in the amount of loans sold during the quarter. The gain on sale spread equaled 44 basis points in the first quarter of 2004 versus 80 basis points in the first quarter of 2003.

As previously reported, the Company originated $9.5 billion in residential mortgage loans in the first quarter of 2004. This production level compares to the $15.1 billion originated in the comparable 2003 period. This decrease was primarily attributable to a decrease in the amount of mortgage loan refinancings.


                                                     For the quarter ended

                                                 March 2004          March 2003
                                                -----------         -----------

Net gain on loan sales                          $    32,132         $    89,247
Plus: FASB 133 adjustment                            (6,704)              7,423
Plus: Secondary Market Reserve                        8,067               9,806
                                                -----------         -----------
Gain on loan sales                                   33,495             106,476
Loans sold                                        7,640,738          13,253,246
Sales spread                                           0.44%               0.80%




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         MORTGAGE SERVICING

         LOANS SERVICED FOR OTHERS

At March 31, 2004, the Company serviced $29.9 billion in loans for others with an additional $6.0 billion of loans sub-serviced for others. This volume is down 1.6% from December 31, 2003 and up 34.1% from March 31, 2003. During the quarter the Company sold approximately $7.0 billion of servicing rights.

The current portfolio contains 222,000 loans that have a weighted rate of 5.99%, a weighted service fee of 35.1 basis points, and a weighted 11 months of seasoning. Revenue from the portfolio earned a record $29.0 million during the quarter, up $6.8 million, or 30.6% over the comparable 2003 period.

         MORTGAGE SERVICING RIGHTS

The capitalized value of the servicing portfolio is $261.1 million, or 0.87% of the outstanding balance. The preliminary market value of the portfolio is $312.4 million. During the quarter, no impairment adjustment was made to the book value of the portfolio. The Company wrote off $20.8 million in book value for loan prepayment and amortization.


         SECONDARY MARKET RESERVE

         REPURCHASED ASSETS

Net repurchased assets pending foreclosure totaled $18.7 million at March 31, 2004, an increase of $7.8 million, or 71.6%, compared to $10.9 million at March 31, 2003. During the first quarter of 2004, the Company repurchased $9.1 million in non-performing assets previously sold to the secondary market. During 2003 the Company repurchased a total of $46.3 million in non-performing assets.

         RESERVE FOR LOSSES ON REPURCHASED LOANS

The reserve for losses on repurchased assets was increased $2.5 million, or 26.3% to $12.0 million at March 31, 2004 from $9.5 million at December 31, 2003. Losses attributable to repurchased assets totaled $8.1 million and $9.8 million for the three months ended March 31, 2004 and 2003, respectively.

BALANCE SHEET AND CAPITAL ADEQUACY

Consolidated assets at March 31, 2004 were $12.2 billion, compared with $10.6 billion at December 31, 2003 and $9.5 billion at March 31, 2003.

Flagstar's stockholders' equity now stands at $672.1 million, or 5.52% of total assets. The book value of the common stock at March 31, 2004 equaled $11.05 per share. Flagstar Bank, the Company's wholly-owned subsidiary reported capital ratios that categorize the Bank as a "well-capitalized" institution for regulatory purposes. The Bank's Core capital ratio stood at 6.58% and the Total risk-based capital ratio stood at 12.01% at March 31, 2004.








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AS PREVIOUSLY ANNOUNCED

The Company's quarterly earnings conference call will be held on Wednesday, April 21, 2004 at 11:00 a.m. Eastern Time.

The conference call will also be webcast at http://www.flagstar.com/inside/presentations.jsp

To participate, please telephone at least ten minutes prior at (800) 406-4356, passcode: 504009.


Flagstar Bancorp, which has $12.2 billion in total assets, is the second largest banking institution headquartered in Michigan. Flagstar currently operates 100 banking centers with $6.1 billion in total deposits. Flagstar banking centers are located throughout southern Michigan and Indiana. Flagstar also operates 131 loan centers in 21 states and 12 correspondent lending offices across the United States. Flagstar Bank is one of the nation's largest originators of residential mortgage loans.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company's control). The words "may," "could," "should," "would," "believe," and similar expressions are intended to identify forward-looking statements.
































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SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(unaudited, in thousands, except share data)

SUMMARY OF THE CONSOLIDATED STATEMENTS OF EARNINGS

                                                   At or for the three months ended
                                                              March 31,

                                                       2004            2003
                                                   ------------    ------------



  Interest income                                  $    133,350    $    124,792
  Interest expense                                       79,746          71,238
                                                   ------------    ------------
Net interest income                                      53,604          53,554
  Provision for losses                                    9,302           7,887
                                                   ------------    ------------
Net interest income after provision                      44,302          45,667
  Loan servicing fees, net                                8,232         (25,609)
  Gain on loan sales, net                                32,132          89,247
  Gain on MSR sales, net                                 21,785           1,261
  Other income                                           13,305          10,678
  Operating expenses                                     62,379          57,571
                                                   ------------    ------------
Earnings before federal income tax                       57,377          63,673
  Provision for federal income taxes                     20,420          22,346
                                                   ------------    ------------
Net earnings                                       $     36,957    $     41,327
                                                   ============    ============
Basic earnings per share:                          $       0.61    $       0.70
Diluted earnings per share:                        $       0.57    $       0.66
Dividends paid per common share                    $       0.25    $       0.05
Interest rate spread                                       1.94%           2.55%
Net interest margin                                        2.06%           2.69%

Return on average assets                                   1.31%           1.86%
Return on average equity                                  22.20%          37.82%
Efficiency ratio                                          48.33%          44.58%

Mortgage loans originated or purchased             $  9,450,310    $ 15,062,099
Mortgage loans sold                                $  7,640,738    $ 13,253,246
Equity/assets ratio (average for the period)               5.90%           4.92%

Ratio of charge-offs to average investment loans           0.26%           0.58%


SUMMARY OF THE CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION:


                                                    March 31,     December 31,     March 31,
                                                      2004            2003           2003
                                                   -----------    -----------    -----------


  Total assets                                     $12,185,697    $10,570,193    $ 9,516,527
  Loans available for sale                           2,984,776      2,759,551      4,357,802
  Investment loans portfolio, net                    8,065,100      6,804,235      4,234,002
  Allowance for losses                                  40,814         36,017         40,194
  Mortgage servicing rights                            261,132        260,128        181,606
  Deposits                                           6,075,327      5,680,167      5,178,966
  FHLB advances                                      4,067,409      3,246,000      2,364,597
  Stockholders' equity                                 672,098        654,683        457,883

OTHER FINANCIAL AND STATISTICAL DATA:
  Equity/assets ratio                                     5.52%          6.19%          4.81%
  Core capital ratio                                      6.58%          7.44%          6.79%
  Total risk-based capital ratio                         12.01%         13.47%         12.33%

  Book value per share                             $     11.05    $     10.79    $      7.72
  Shares outstanding                                    60,832         60,675         59,332

  Mortgage loans serviced for others               $29,858,203    $30,395,079    $22,336,428
  Value of mortgage servicing rights                      0.87%          0.86%          0.81%

  Allowance for losses to problem loans                   66.1%          61.7%          59.7%
  Allowance for losses to total investment loans          0.50%          0.53%          0.94%
  Non performing assets to total assets                   0.96%          1.01%          1.31%

  Number of bank branches                                  100             98             90
  Number of loan origination centers                       131            128            101
  Number of correspondent offices                           12             14             14
  Number of salaried employees                           2,502          2,523          2,865
  Number of commissioned employees                       1,124            989            912

* All statistics that relate to share data have been restated for 2 for 1 stock dividends completed on May 15, 2003.